Exhibit 4.50

Second-Hand Real Estate Sales Contract of Shenzhen Municipality

Urban Planning Land and Resources Commission of Shenzhen Municipality

Market Supervision Administration of Shenzhen Municipality

2011 Version

Second-Hand Real Estate Sales Contract of Shenzhen Municipality
Shen (  Fu ) Fang Xian Mai Zi (2013) No.9423

Notice:

For the purpose of protecting legitimate rights and interests of the vendor and the purchaser, parties are recommended to read the following contents carefully before executing this contract:

1.
Text of this contract is generated from “Shenzhen Second Hand Transaction of Real Estate On-line System”. The parties may agree, through negotiation, to amend or supplement the terms and conditions of this contract, which, however, must comply with the laws, regulations and agreement of grant of the land-use right in relation to the subject real estate.

2.
Before executing this contract, the parties may request the counter-party to present their identifications card, business license, certificate of real estate ownership and land-use right and other documents of proof for verification. The parties shall read the contents of this contract thoroughly and carefully verify the contents which need to be selected, supplemented or revised. If there is any doubt on terms and conditions of this contract, the parties are recommended to consult with legal professionals.

3.
Before executing this contract, the purchaser shall conduct an on-site visit to the subject real estate, and be familiar with and fully understand the neighborhood environment, traffic, schools as well as the household register, the education quota attaching to the real estate. The vendor is also obligated to provide genuine information which may affect the transaction, including the status of real estate ownership, lease, and the household register.

4.
For the safety of the payment in transaction, the payment is recommended to be remitted to a bank escrow account for funds supervision, and the parties shall specify the details of the designated bank escrow account and the payment terms by way of agreement.

5.
Upon this contract coming into force, all of the unmodified printed text, as well as effective characters and notations written in the blank shall be deemed as part of the agreement made by the parties. The appendix and supplementary of this contract have the equal legal force upon execution by the parties.

6.	In the event that the purchaser needs to apply for mortgage loan, the purchaser shall have a comprehensive understanding on the requirements and the application documents prior of such application.

7.
The execution of this contract shall not be deemed as having the effect of transfer of ownership. The transfer of ownership shall only be deemed as completed if the registration of transfer has been processed by the registration authority of land and real estate. Please note that the real estate may be subject to attachment or other extraordinary circumstances in the period from the execution of this contract to the completion of the registration of transfer. Please kindly be reminded of such risk.

8.
The published information of the real estate shall be real and effective, and shall have 12-digit property information code (e.g.1234-1234-1234). For the purpose of protecting the parties’ legitimate interests, the parties may log on ris.szpl.gov.cn or www.srba.net.cn and key in the property information code to verify the status of the ownership, in order to prevent the risk of selling one real estate to multiple buyers.

Basic Information of the Parties:

The Vendor (“Party A”):

Name of the Company or Institution: Global Sources Properties (Shenzhen) Co., Ltd
Business License Number: 44030150326702
Percentage of Shares(Owned): 100%	Percentage of Shares To Sell: 100%
Legal Representative: WONG SING LUAN	Post Code:
Identity Card No./Passport No.: A14863407	Contact No.:
Contact Address: 35th Floor, Shenzhen International Chamber of Commerce Tower, No. 168 Fuhua Road 3, Futian District, Shenzhen

The Purchaser (“Party B”):

Name of the Company or Institution: Shenzhen Fu Xin Tai Investment & Development Co., Ltd
Business License Number: 40301107167870	Percentage of Shares to Purchase: 100%
Legal Representative: Li Yanan	Post Code: 518000
Identity Card No./Passport No.: 11010619671024332X	Contact No.:
Contact Address: Room 2106-05, Tian Li Commercial Central Square (2nd Stage) Hou Hai Avenue East, Nanshan District, Shenzhen

The contract (hereunder referred to as the “Contract”) as follows, with reference to sales of the  relevant real estate as described hereunder, is entered into by and between Party A and Party B, based upon equality, free will, fairness and friendly negotiation, in pursuance with Contract Law of People’s Republic of China, Law of the People's Republic of China on the Administration of Urban Real Estate, Regulations of Shenzhen Special Economic Zone on Transfer of Real Estate and other relevant laws and regulations.

Clause 1 Descriptions of the Real Estate

The subject real estate (hereunder referred to as the “Real Estate”) is located at Unit of 46th Floor, Excellence Times Square , Intersection of Yitian Road and Fuhua Road, Futian District, Shenzhen.

The Real Estate Ownership Certificate No. is. The purpose of usage is  Office Use .

The registered construction area is   square meters, and the built-up area is   square meters.

The land-use right begins from 18th March 2002 to 17th March 2052. The construction of the Real Estate was completed on October 2006.

Currently the property management company for the Real Estate is /, the property management service fee is RMB_/(￥:/ ) per square meters of construction area per month.

Clause 2 Legal Status of the Ownership

The Real Estate is free from mortgage or attachment, which is entirely at Party A’s control and disposal.

Clause 3 Status of Lease

The status of Lease of the Real Estate is 1.  :

1.	No Lease on the Real Estate;

2.
There is a lease on the Real Estate The lease agreement is shown as Appendix (Leasing No.___/____) and the monthly rental is RMB____/_______ (￥:____/____). The team of lease is from __/_ (Date) __/_ (Month) ___/__(Year) to _/__ (Date) __/__ (Month) __/_(Year). Party A shall obtain waiver of priority of purchase or written proof of waiver of right of purchase from to the lessee before execution of Second-Hand Real Estate Sales Contract of Shenzhen Municipality, otherwise it will be deemed as a breach of the Contract by Party A. Party A and Party B are agreed to deal with the lease agreement by method __/__ as follows (only choose one):

a)
After Transfer of ownership, the original lease agreement is still binding on Party B within its validity period. Party A shall assist Party B in signing new lease agreement with lessee and transfer the deposit/guarantee and advance rental (if any) paid by the lessee to Party B before the date of______/__, and Party B assumes all rights and obligations under the original lease agreement upon the date of______/___.

b)	Party A shall terminate the original lease agreement before handing-over the Real Estate to Party B, and Party B does not bear any liability for disputes arising from the original lease agreement.

Clause 4 Household Register Attaching to the Real Estate

Party A undertakes the obligation to remove the household register attaching to the Real Estate  on the same _ day when Party A receives the Price for the transaction of the Real Estate, failing which Party A shall pay the penalty being _/__‱ of the Price per day to Party B.

Clause 5 Price for the Sales of the Real Estate

The total price for the sales of the Real Estate is: , exclusive of taxes and fees (hereunder referred to as the “Price”).

Clause 6 Deposit

The Deposit is RMB_/__ (￥: _/__) and Party B is agreed to pay the deposit in the following manners:

The amount of RMB_/__ (￥_/__) shall be made as first deposit to Party A upon the execution of this Contract.

The amount of RMB_/__ (￥_/__) shall be made as remainder deposit to Party A within_/__days upon the execution of this Contract.

The aforementioned deposit is recommended to be remitted to a bank escrow account for funds supervision. Party A will be deemed to have received the deposit once Party B remits such deposit by the due dates into the escrow account. Unless otherwise agreed, deposit will be automatically become part of the Price upon Party A and Party B handling the ownership transfer procedures.

Clause 7 Guarantee for Delivery

For the avoidance of risks in transaction, and for the purpose of urging Party A to deliver the Real Estate in due time and pay off all the costs, Party A and Party B agree to set aside the amount of RMB_/__ (￥_/__) from the Price as guarantee for delivery (not exceeding 5% of the Price). The guarantee shall be dealt with by method  1. as follows:

1.	held by stakeholders;

2.	Others: ___________/__________________________________________________________.

Clause 8 Payment Terms for the Sales of the Real Estate

The payment made by Party B, including the deposit and the Price, is recommended to be remitted to the bank escrow account for funds supervision.

Party B shall make the amount of  as the remaining price except deposit and guarantee by method   3.  as follows:

1.	Lump-sum Payment

Party B shall pay the aforementioned price to the bank escrow account agreed by the Parties by and before_/__ (Date) _/__ (Month) _/__ (Year).

2.	Party B Making Payment with Bank Mortgage

a)
Party B shall pay the amount of RMB￥_/__being remainder of first installment except deposit and guarantee to the bank escrow account agreed by the Parties by and before_/__ (Date) _/__ (Month) _/__ (Year).

b)
Party B shall submit the relevant documents to bank for application of mortgage loan by and before_/__ (Date) _/__ (Month) _/__ (Year), and coordinate with the bank in handling the loan approval procedures. The mortgage lending amount is subject to the lending amount undertaken to be granted by the bank.

c)
In case the lending amount undertaken to be granted by the bank is insufficient to pay for the balance of the price for the Real Estate, Party A and Party B agree to deal with the matter by method_/__as follows:

i.	Party B shall make up the deficiency within three days upon the bank issuance of Letter of Undertaking to Lend;

ii.	Terminate the Contract, and Party A shall fully refund_/__and other payments already made by Party B within three days upon termination of the Contract.

3.	Other payment terms agreed by Party A and Party B:

Party B shall pay the Price in full to the bank account designated by Party A before 7th May 2013

Aforementioned payment is recommended to be remitted by Party B to the bank escrow account agreed by Party A and Party B.

Clause 9 Party B’s Liability for Delay in Payment

In the event that Party B delays in making payment (except when the Party B’s delay is caused by the reason due to the bank loan), Party A is entitled to demand Party B to bear the liability for breaching the Contract according to method    2.   as follows:

1.	Demand Party B to pay the penalty being 4‱ of the outstanding price per day, and the Contract shall remain in full force.

2.	Be entitled to terminate the Contract and request Party B to pay the penalty being 20 % of the Price for Real Estate.

Clause 10 Undertaking of Taxes and Fees

In accordance with relevant legal provisions, Party A shall undertake the following taxes and fees: (1) Business Tax; (2) Urban Construction and Maintenance Tax; (3) Education Tax Surcharge; (4) Stamp Duty; (5) Personal Income Tax; (6) Land Value-Added Tax; (7) Land and Real Estate Transaction Service Fee; (8) Land-use Fee. (9) Advance Re-payment Short-Term Lending Interest; (10) Advance Re-payment Penalty Interest.

Party B shall undertake the following taxes and fees: (11) Stamp Duty; (12) Deed Tax; (13) Ownership Registration Fee; (14) Land and Real Estate Transaction Service Fee; (15) Stamp Duty for the Certificate of Ownership; (16) Mortgage Registration Fee; (17) Notarization Fee for the Loan(Mortgage) Agreement; (18) Notarization Fee for POA.

Other fees: (19) Ownership Inquiry Fee; (20) Notarization Fee for the Real Estate Sales Contract; (21) Evaluation and Appraisal Fee; (22) Legal Costs; (23) Insurance Costs; (24) Others____/___ (subject to the taxes and fees actually incurred).

Upon Parties’ negotiation, it is agreed that:

The aforesaid Items (1) to (10)                        shall be borne by Party A.

The aforesaid Items       (11) to (18)                       shall be borne by Party B.

Other additional taxes and fees arise during the performance of this Contract due to legal, statutory and policy reason shall be dealt with by method   1.  as follows:

1.	Shall be borne by the paying party as stipulated by relevant law, regulation and policy.

2.	Parties agree that_/__shall be the paying party.

3.	Others: Party A bears_/__%; and Party B bears_/__%.

The legal liability for the aforementioned taxes and fees which shall be borne by Party A and/or Party B will not be changed according to the variation of the paying party by Parties’ agreement.

Any Party who does not pay the relevant taxes and fees according to the agreement or to the stipulations of law or policy, and thus causing the transaction unable to continue, shall pay to another Party the penalty being    20    % of the Price for Real Estate.

Clause 11 Delivery of the Real Estate

Party A shall deliver the Real Estate to Party B within two(2) working days after the day when Party A receives full amount of the Price and when Shenzhen Real Estate Ownership Registration Center accepts the application for the registration of transferring the ownership of the Real Estate and issues the return receipt, and Party A shall further handle the following formalities:

1.
Party A and Party B shall mutually examine the Real Estate and the ancillary fittings, appliances, fixtures, decorations and check the list of inventories, and take record of the water, electricity and gas readings, and handle the delivery formalities.

2.	Deliver the keys of the Real Estate.

3.	_/__.

Clause 12 Liability for Delay in Delivery

Except otherwise agreed herein, if Party A fails to deliver the Real Estate by the due date herein, Party A shall pay the penalty being  4‱ of the Price per day to Party B, from the second day of the agreed delivery date to the actual delivery date, and the Contract shall remain in full force.

Clause 13 Handling of Collateral Obligation

Upon delivery of the Real Estate, Party A shall pay off all costs associated with the Real Estate, including water charges, electricity charges, gas charges, telephone bills, cable TV bills, property management fees, garbage cleaning fees and_/__, and deliver the payment receipts to Party B for confirmation, otherwise Party B is entitled to deduct the aforesaid costs from the guarantee.

Clause 14 Registration of Transfer of Ownership

Within 5 days upon execution of this Contract, Parties shall jointly apply to the registration authority of land and real estate to proceed with the procedures for registration of transfer of ownership.

Within  5  days upon the expiration of reply date specified on the acknowledge receipt, Party A and Party B shall handle the tax payment formalities, The Real Estate Ownership Certificate shall be collected by Party B.

In case Party B owns the mortgage obligation, it shall handle the formalities related to registration of mortgage within    5   working days upon receipt of new Real Estate Ownership Certificate.

Clause 15 Other Liabilities for Breach of Contract

In case any Party fails to perform its obligations under the Contract and further frustrates the purpose of the Contract, the non-breaching Party is entitled to either apply the punitive rule of deposit or demand another party to pay the penalty being   20  % of the Price.

Clause 16 Force Majeure

Unless otherwise provided in law,, failures of any Party in performance of its obligation herein due to force majeure shall be exempted from incurring liability in whole or in part, depending on the influence degree of the force majeure. Such Party encountering the force majeure and failing to perform its obligation shall promptly notify another Party and submit to another Party the supporting documents within   7   days upon the ending day of the force majeure.

Clause 17 Resolution of Inconsistency Between this Contract and Other Documents

This Contract shall prevail over any undertakings or agreements signed by Parties before the execution of this Contract in case of any inconsistency.

Clause 18 Appendix (es)

There is 1 copy of Appendix attaching to this Contract, all of which shall form an integrate part of the Contract and have the same legal force.

Clause 19 Governing Law and Dispute Resolution

All disputes arising from or in connection with this Contract shall be settled by both Parties through negotiations. In case Parties fails to resolve by negotiation, such disputes shall be dealt with by method    3.   as follows and governed by laws of People’s Republic of China:

1.	Disputes shall be submitted to Shenzhen Arbitration Commission for arbitration; or

2.	Disputes shall be submitted to South China International Economic and Trade Arbitration Commission for arbitration (also known as “Shenzhen Court of International Arbitration”); or

3.	A suit may be filed in People’s Court.

Clause 20 Counterparts and Preservation

This Contract is executed in   4   counterparts, Party A holding   1   counterpart, Party B holding   1   counterpart and the rest shall be submitted to the competent authorities and all counterparts shall have the same legal force.

Clause 21 Delivery

The Addresses herein provided in by the Parties are the delivery address.

Clause 22 Legal Force

This Contract shall come into legal force upon both Parties’ signature (seal).

____________________________________________________________________

The Transaction Risk Alert after Issuance of “The Supplementary Circular Regarding Further Implementing and Emphasizing on the Essence of the State Council’s Document on Firmly Curbing Excessive Growth In Property Prices”

On 30th September 2010, General Office of Shenzhen Municipal Government issued the “The Supplementary Circular Regarding Further Implementing and Emphasizing on the Essence of the State Council’s Document on Firmly curbing Excessive Growth In Property Prices” (Shen Fu Ban [2010] No. 82), which clearly states that Shenzhen will be temperately implementing the policy that restricts the number of houses a resident household is permitted to purchase. Resident household registered locally (including part of the family members are local resident household), is permitted to purchase up to two residential real estates; Resident household not locally registered but being able to provide one year and above tax payment receipt or social insurance payment proof, is permitted to purchase one residential real estate. The local resident household who has already owned more than two residential real estate (inclusive of two), and the non-local resident household who has owned more than one residential real estate (inclusive of one), and the non-local resident household who is unable to provide one year and above tax payment receipt or social insurance payment proof is not permitted to purchase any residential real estate in Shenzhen. The relevant regulations shall also be strictly implemented upon the purchase of real estate by foreign entities or foreign individuals.

Party A and Party B are required to carefully verify themselves whether the purchasing conditions are satisfied in accordance with the requirements of Circular of Shen Fu Ban [2010] No. 82. The relevant municipal authorities will not attend to the record filing of commercial real estate, or the sales of the new real estate or transfer of ownership of second-hand real estate if the requirements are not satisfied. Any transaction is null and void if such transaction was completed through provision of false information or materials, and Party A and Party B shall bear their own legal liabilities arising therefrom.

Declaration:

I/we have been explicitly informed of the relevant real estate purchase restriction policy (Guo Fa [2010] No. 10 and Shen Fu Ban [2010] No. 82), and required to provide relevant genuine proof documents. Should there be any legal liabilities arising from provision of false information or non-conformity with the policy requirements the undersigned is willing to bear all the legal liabilities arising therefrom. Hereby certify.

System Alert: Party B shall copy the above declaration into the following column and sign (by all of the Party B).

Declaration: Signature:

Party A (Seal): Authorized Representative (Seal) Date: 27th April 2013	Party B (Seal): Authorized Representative (Seal) Date: 27th April 2013

Appendix 1:

Parties hereby agree on the following additional terms:

1.
Through negotiations, Parties hereby agree on and jointly conclude the following terms (hereinafter referred to as the “Supplementary Terms”) as the supplements and amendments of Second-Hand Real Estate Sales Contract of Shenzhen Municipality (Shen (Fu) Fang Xian Mai Zi (2013) No. 9423) (hereinafter referred to as the “Contract”).The Supplementary Terms is an integral part of the Contract, and the terms and conditions of the Supplementary Terms shall prevail over the terms and conditions setting forth in the main text of the Contract in case of any inconsistency.

2.
Supplementary Term for Clause 1 of the Contract: Areas of the registered construction area and the built-up area (hereinafter referred to as the “Agreed Area”) is filled in according to the information recorded on the Real Estate Ownership Certificate held by Party A. Party B confirms that Party B has already conducted an on-site visit to the Real Estate and are fully aware of the current status of the Real Estate. Therefore, no matter whether the actual measuring construction area is equivalent to the Agreed Area, Parties will not adjust the Price setting forth in Clause 5 of the Contract.

3.
Supplementary Term for Clause 3 of the Contract: Party A warrants that Party A holds the complete ownership for the Real Estate, which is free from mortgage, attachment, lease or other legal encumbrances upon the time of execution of the Contract.

4.	Supplementary Term for Clause 4 of the Contract: Party A warrants that upon the time of execution of the Contract, there is no household register attaching to the Real Estate.

5.
Supplementary Term for Clause 6 of the Contract: The transaction of the Real Estate does not involve deposit. Party B shall remit the lump-sum payment to Party A in accordance with Clause 8 of the Contract to the bank account designated by Party A.

6.
Amendment for Clause 7 of the Contract: No guarantee is set aside for the transaction of Real Estate. Party A shall deliver the Real Estate to Party B in accordance with Clause 11 of the Contract in due time.

7.
Amendment for Clause 9 of the Contract: In the event that Party B fails to remit the full payment of Price to the bank account designated by Party A before 7th May 2013, Party B shall pay the penalty for delay being 5‱ of the outstanding amount per day. In the event that Party B fails to make the full payment of the Price before 31st May 2013, Party A is entitled to unilaterally terminate the Contract by notice and demand Party B paying the penalty being   20%  of the Price.

8.
Supplementary Term for Clause 11 of the Contract: Party A shall deliver the Real Estate on an “as is” basis. Parties shall execute a confirmation letter of delivery in writing on the date of delivery. Upon executing the confirmation letter, all risks in relation to the Real Estate shall be transferred to Party B. For the avoidance of doubt, Party A reserves the right to remove the removable or demountable furniture, facilities and other fittings (hereinafter referred to as the “Removable Fittings”). In the event that Party B requests to retain the Removable Fittings in whole or in part, Party B shall make correspondingly compensation to Party A , the exact amount of which shall be separately negotiated by both Parties. If Party B requests Party A to demolish or restore the fittings of the Real Estate, all cost required for such demolition or restoration shall be solely borne by Party B. From the next day following the date of delivery of the Real Estate to Party B, all property management fees, water and electricity bills, air-conditioning usage fees and other costs related to the Real Estate shall be borne by Party B.

9.
Amendment for Clause 14 of the Contract: Within three (3) working days upon execution of the Contract and the payment of Price to the bank account designed by Party A, Parties shall prepare all documents required for registration of transfer of the ownership of the Real Estate, and jointly apply to the registration authority of land and real estate to proceed with procedures for the registration of ownership transfer. Party B shall collect The Real Estate Ownership Certificate and on the same day provide one (1) photocopy of the Real Estate Ownership Certificate with the company seal of Party B to Party A.